Exhibit 10.6

February 12, 2014

Dr. Robert C. Ashton, Jr.

260 Speer Avenue

Englewood, NJ 07631-1928

Dear Rob:

On behalf of MYOS Corporation (“MYOS” or the “Company”), I am pleased to extend to you this offer of employment as the Company’s Chief Medical Officer.  We are excited to have you as a part of the senior management team and your expertise is highly needed here. This position will report directly to Chairman, Dr. Robert Hariri.

You will receive an initial annual base salary of $250,000, payable in accordance with the Company’s policies.  You will also be provided with a stock option to purchase one million shares of MYOS common stock at an exercise price of $0.25 per share (as adjusted pursuant to the recent 1-for-50 reverse stock split), which shall vest in four equal semi-annual installments over a two year period commencing on the sixth month anniversary of your start date. You will be eligible to receive a bonus of up to fifty percent of your annual base salary, of which $50,000 per annum is guaranteed (pro rated for any partial term).  The remaining portion of your bonus will be based on your performance and the performance of the Company, as determined by the Board of Directors (or its compensation committee) in its sole discretion.  Annual adjustments to salary, as well as bonus and additional stock option awards are at the sole discretion of the Board of Directors (or its compensation committee).

You are entitled to participate in any company incentive plans or programs, including an ESOP, in each case as determined by the Board of Directors (or its compensation committee), and you shall receive the opportunity to participate fully in MYOS’s health insurance plan and any other benefits provided to all employees of MYOS.

Your employment with MYOS Corporation deems you as an employee “at will.” This means that it is not for any specified period of time and either you or MYOS Corporation can terminate your employment at any time, and for any or no particular cause or reason.

We are excited about the future of MYOS and your contribution to our success. I look forward to receiving your acceptance of this employment offer.  To formally accept this offer, please sign in the appropriate place below and return an executed copy of this letter to me. Please retain an executed copy of this letter for your own records.

Sincerely,

/s/ Peter A. Levy

Peter A. Levy

President

MYOS Corporation

Acknowledged and agreed as of the date set forth below:

	/s/ Dr. Robert Ashton	Dated: February 12, 2014
Name:	Dr. Robert Ashton